Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 9, 2010 relating to the financial statements of National CineMedia, Inc. and National CineMedia, LLC, and the effectiveness of National CineMedia, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of National CineMedia, Inc. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

August 9, 2010